CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES D CONVERTIBLE PREFERRED STOCK
LIBERTY DIVERSIFIED HOLDINGS, INC.
(Pursuant to Section 78.1955 of the
Nevada Revised Statutes)
____________________________________
     Liberty Diversified Holdings, Inc., a corporation organized and existing
under the laws of   the State of Nevada (the "Company"), hereby certifies
that, pursuant to the authority vested in the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), as amended, the following resolution was adopted as of January 26, 2006 by the Board:
     RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, as amended, there shall be created a series of Preferred Stock, $0.001 par value, which series shall have the following designations and number thereof, powers, preferences, rights, qualifications, limitations and restrictions:

     1. Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock"). The authorized number of shares of Series D Preferred Stock shall be 1,050,000.

     2. Dividends. Except as provided herein, the holders of the Series D Preferred Stock shall be entitled to receive cash, stock or other property, as dividends, when, as, and if declared by the Board of Directors of the Company. If shares of Common Stock are to be issued as a dividend, any such shares shall be issued at Market Price. "Market Price" for the Common Stock for the purposes of this Certificate of Designation shall mean the ten day weighted average trading price of the Company's Common Stock, preceding the declaration of a dividend by the Board of Directors, whose decision shall be final and binding on all parties. Series D Preferred Stock shall participate in any such dividend as if 100% of the shares of the Series D Preferred stock had been converted as of the effective date of such dividend.

     3. Redemption Rights. Subject to the applicable provisions of Nevada law, the Company, at the opinion of its directors, may at any time or from time to time redeem the whole or any part of the outstanding Series D Preferred Stock. Any such redemption shall be pro rata with respect to all of the holders of the Series D Preferred Stock. Furthermore, subject to the applicable provisions of Nevada law, the Company shall, no later than 540 calendar days from the Issue Date, hereinafter defined, of any shares of Series D Preferred Stock, redeem each share of Series D Preferred Stock.
Upon redemption, the Company shall pay for each share redeemed the amount of $1.00 per share, payable in cash, the redemption amount being referred to as the "Redemption Price."

At lease 30 days previous notice by mail, postage prepaid, shall be given to the holders of record of the Series D Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder appearing on the books of the Company or given by such holder to the Company for the purpose of notice, or if no such address appears or is given, at the place where the principal office of the Company is located. Such notice shall state the date fixed for redemption and the redemption price, and shall call upon the holder to surrender to the Company on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. Within this 30 day period, holders of the Series D Preferred Stock shall be entitled to elect to convert said stock to common stock at the applicable conversion rate, pursuant to Section 5 hereof. On or after the date fixed for redemption and stated in such notice, each holder of Series D Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefore, notwithstanding that the certificates evidencing any Series D Preferred Stock called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall forthwith after such date cease and determine, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefore.

If, on or prior to any date fixed for redemption of Series D Preferred Stock, the Company deposits, with any bank of trust company as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, or deliver, on or after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares so called shall be redeemed and any dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares shall no longer be outstanding and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefore. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Company. If the holders of Series D Preferred Stock so called for redemption shall not, at the end of six years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Company such unclaimed funds, and such bank of trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Company for payment of the redemption price.

     4. Liquidation Rights. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the then outstanding shares of Series D Preferred Stock shall be entitled to receive out of the assets of the Company the sum of $0.001 per share (the "Liquidation Rate") before any payment or distribution shall be made on any other class of capital stock of the Company ranking junior to the Series D Preferred Stock.

     (a) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Company shall be deemed a dissolution, liquidation or winding up of the Company for purposes of this Paragraph 4, but the merger, consolidation, or other combination of the Company into or with any other corporation, or the merger, consolidation, or other combination of any other corporation into or with the Company, shall not be deemed a dissolution, liquidation or winding up, voluntary or involuntary, for purposes of this Paragraph 4. As use herein, the "merger, consolidation, or other combination" shall include, without limitation, a forward or reverse triangular merger, or stock exchange of the Company and any of its subsidiaries with any other corporation.

     (b) After the payment to the holders of shares of the Series D Preferred Stock of the full preferential amounts fixed by this Paragraph 4 for shares of the Series D Preferred Stock, the holders of the Series D Preferred Stock as such shall have no right to claim to any of the remaining assets of the Company.

            (c) In the event the assets of the Company available for distribution to the holders of the Series D Preferred Stock upon dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Paragraph 4, no distribution shall be made on account of any shares of a class or series of capital stock of the Company ranking on a parity with the shares of Series D Preferred Stock, if any, upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the Series D Preferred Stock, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

         5. Conversion of Series D Preferred Stock. At any time, the holder of shares of the Series D Preferred Stock shall have the right, at such holder's option to convert any number of shares of the Series D Preferred Stock into shares of the Common Stock. Such right to convert shall commence as of the date the shares of such Series D Preferred Stock are issued to such holder (the "Issue Date") and shall continue thereafter for a period of 540 days, such period ending on the 540th calendar day following the Issue Date. In the event that the holder of the Series D Preferred Stock elects to convert such shares into Common Stock, the holder shall have 60 days from the date of such notice in which to tender his shares of Series D Preferred Stock to the Company. Any such conversion shall be upon the other following terms and conditions:

         (a) Conversion Rate. Subject to adjustment as provided herein, the conversion rate of the Series D Preferred Stock shall be variable, contingent upon the market value of the Company's Common Stock at the time of conversion. Each 100,000 share block shall be valued at $1,000,000. The number of shares of Common Stock into which each 100,000 share block may be converted shall equal 1,000,000 divided by the Market Price of the Company's Common Stock at the time of conversion. The Market Price of the Common Stock shall be the ten day weighted average trading price of the Company's Common Stock, with a ceiling of $1.00 and a floor of $0.05 solely for the purpose of conversion pursuant to this Paragraph 5(a) (the "Conversation Rate").

       (b) Adjustment of Conversion Rate for Dilution and Other Events. In order to prevent dilution of the rights granted to the holders of shares of the Series D Preferred Stock, the Conversion Rate will be subject to adjustment from time to time as follows:

            (i) No Adjustment of Conversion Rate upon Subdivision or Combination of the Common Stock. If the Company at any time subdivides the Common Stock (by any stock split, stock dividend, recapitalization or otherwise) into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will not be proportionately adjusted. Following any such subdivision or combination of the Company's Common Stock, the holder of the Series D Preferred Stock , upon conversion of his shares of the Series D Preferred Stock into Common Stock, will receive the number of shares of Common Stock such holder would have received prior to any such subdivision or combination of the Company's Common Stock becoming effective.

            (ii) Reorganization, Reclassification, Consolidations, Merger, or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, or other similar transaction which is effected in such a way that holders of the Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or asserts with respect to or in exchange for the Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company will make appropriate provision, in form and substance satisfactory to the holders of a majority of the outstanding shares of the Series D Preferred Stock, to ensure that each of the holders of shares of the Series D Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to, as the case may be, the shares of the Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series D Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of the Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's shares of the Series D Preferred Stock had such Organic Change not take place. In any such case, the Company will make appropriate provision, in form and substance satisfactory to the holders of a majority of outstanding shares of the Series D Preferred Stock, with respect to such holder's rights and interests to ensure that the provisions of this paragraph and paragraph 5(c) below will thereafter be applicable to the Series D Preferred Stock. The Company will not effect any such consolidation or merger, unless prior to the consummation thereof the successor entity resulting from such consolidation or merger, of other than the Company, assumes, by written instrument, in form and substance satisfactory to the holders of a majority of the outstanding shares of the Series D Preferred Stock, the obligation to deliver to each holder of shares of the Series D Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, that such holder may be entitled to acquire.

            (iii) Notices. The Company will give written notice to each holder of shares of the Series D Preferred Stock at least
20 days prior to the date on which the Company closes its books or takes a record with respect to any dividend or distribution upon the Common Stock, or with respect to any pro rata subscription offer to holders of the Common Stock. The Company will also give written notice to each holder of shares of the Series D Preferred Stock at least 20 days prior to the date on which any Organic Change, dissolution or liquidation will take place.

       (c) Mechanics of Conversion. To convert shares of the Series D Preferred Stock into full shares of Common Stock on any date (the "Conversion Date"), for receipt on or prior to 11:59 p.m., Eastern Time, on the Conversion Date, a copy of a fully executed notice of conversion in the form attached hereto as Attachment A (the "Conversion Notice"), and (ii) surrender to a common carrier for delivery to the Company as soon as practicable following such date, the certificates (each a "Preferred Stock Certificate") representing the shares of the Series D Preferred Stock being converted, or an indemnification undertaking with respect to such shares in the case of the loss, theft or destruction thereof, and the originally executed Conversion Notice. Upon, receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Within five business days of the Company's receipt of the originally executed Conversion
Notice and the holder's Preferred Stock Certificate(s), the Company shall issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of the Common Stock in which the holder is entitled.

       (d) Record Holder. The person or persons entitled to receive shares of the Common Stock issuable upon conversion of shares of the Series D Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of the Common Stock on the Conversion Date.

       (e) Fractional Shares. The Company shall not be required to issue any fraction of a share of the Common Stock upon any conversion. All shares of the Common Stock, including fractions thereof, issuable upon conversion of more than one share of the Series D Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of the Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of its share of the Common Stock, the Company shall round such fraction of a share of the Common Stock up or down to the nearest whole share.

       (f) Reissuance of Certificates. In the event of a conversion of less than all of the shares of the Series D Preferred Stock represented by a particular Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Series D Preferred Stock a new Series D Preferred Stock Certificate representing the remaining shares of the Series D Preferred Stock which were not corrected.

       6. Reservation of Shares. The Company shall, so long as any of the shares of the Series D Preferred Stock are outstanding and the Market Price of the Company's Common Stock does not fall below $0.50 per share, reserve and keep available out of its authorized and unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, the number of shares of the Common Stock as shall from time be sufficient to affect the conversation of all of the outstanding shares of the Series D Preferred Stock.

       7. Preferred Status. The rights of the shares of the Common Stock shall be subject to the preferences and relative rights of the shares of the Series D Preferred Stock. Without the prior written consent of the holders of not less than two-thirds (2/3) of the outstanding shares of the Series D Preferred Stock, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the shares of the Series
D Preferred Stock in respect of the preferences as to distributions and payments upon the Liquidation, dissolution and winding up of the Company described in Paragraph 4 above.

       8. Restriction on Dividends. If any shares of the Series D Preferred Stock are outstanding, the Company shall not, without the prior written consent of the holders of not less than two-thirds (2/3) of the then outstanding shares of the Series D Preferred Stock, directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock. Notwithstanding the foregoing, this paragraph shall not prohibit the Company from declaring and paying a dividend in cash with respect to the shares of the Common Stock so long as the Company simultaneously pays each holder of shares of the Series D Preferred Stock an amount in cash equal to the amount such holder would have received had all of such holder's shares of the Series D Preferred Stock been converted to shares of the Common Stock on the business day prior to the record date of any such dividend.

       9. Vote to Change the Terms of the Series D Preferred Stock. Without the prior written consent of the holders of not less than two-thirds (2/3) of the outstanding shares of the Series D
Preferred Stock, the Company shall not amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock.

       10. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of the Series D Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Company's discretion, by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Series D Preferred Stock
Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Series D Preferred Stock Certificates if the holder thereof contemporaneously requests the Company to convert such share of the Series D Preferred Stock into the Common Stock.

       11. Voting. The holders of the Series D Preferred Stock shall have voting rights on an as converted basis on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action, to be considered in connection with the establishment of a quorum, except as may otherwise be expressly required by law or by the applicable stock exchange rules.

       12. No Reissuance of Series D Preferred Stock. No share or shares of Series D Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares of Series D Preferred Stock shall be cancelled, retired and eliminated from the shares of Series D Preferred Stock, as applicable, which the Company shall be authorized to issue. Any such shares of Series D Preferred Stock acquired by the Company shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated
Series and may be redesignated and reissued in any series other than as Series D Preferred Stock.
       13. Registered Holders. A holder of Series D Preferred Stock registered on the Company's stock transfer books as the owner of shares of Series D Preferred Stock, as applicable, shall be treated as the owner of such shares of all purposes. All notices and all payments required to be mailed to a holder of shares of Series D Preferred Stock shall be mailed to such holder's registered address on the Company's stock transfer books, and all dividends and redemption payments to a holder of Series D Preferred Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at such holder's registered address on the Company's stock transfer books.
       14. Certain Remedies. Any registered holder of shares of Series D Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.
       15. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
       16. Severability of Provisions. If any right, preference or limitation of the Series D Preferred Stock set forth herein (as may be amended) from time to time is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such right, preference or limitation (including, without limitation, the dividend rate) shall be enforced to the maximum extent permitted by law and all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall not be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
       17. Ranking. The Series D Preferred Stock shall rank, as to rights upon liquidation, dissolution or winding up, pari passu to each other and to Series B Convertible Preferred Stock, and shall rank senior and prior to (i) the Common Stock, (ii) the Series A Preferred Stock and (iii) each other class or series of capital stock of the Company hereafter created which does not expressly rank pari passu with or senior to the Series D Preferred Stock, as applicable.






       IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Company, has executed this Certificate of
Designations, Preferences and Rights of Series D Convertible
Preferred Stock effective as of January 26, 2006.
                           LIBERTY DIVERSIFIED HOLDINGS, INC.
                           By:
                           Name: Ronald C. Touchard
                           Title:  Chief Executive Officer

ATTACHMENT A
                 LIBERTY DIVERSIFIED HOLDINGS, INC.
                         CONVERSION NOTICE

       In accordance with and pursuant to the provisions of the Certificate of Designation Establishing Series D Preferred Stock of LIBERTY DIVERSIFIED HOLDINGS, INC., the undersigned hereby elects to convert the number of shares of Series D Preferred Stock, par value $0.001 per share of LIBERTY DIVERSIFIED HOLDINGS, INC. (the "Company") indicated below into shares of the Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of the Series D Preferred Stock hereinafter described as of the date specified below.

       The undersigned acknowledges that the securities issuable to the undersigned upon conversion of shares of the Series D Preferred Stock may not be sold, pledged, hypothecated or otherwise transferred unless such securities are registered under the Securities Act, and any other applicable securities law, or the Company has received an opinion of counsel satisfactory to it that registration is not required. A legend in substantially the following form will be placed on any certificates or other documents evidencing the securities to be issued upon any conversion of the shares of the Series D Preferred Stock.

       THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR
       DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND
       HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
       OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT
       BE SOLD, PLEDGED, BYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT UPON DELIVERY TO THE COMPANYOF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION
       IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION
       TO THE COMPANY OF SUTH OTHER EVIDENCE AS MAY BE SATIFACTORY TO THE COMPANY TO THE EFFECT AHT ANY SUCH TRANSFER SHALLNOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAW OF ANY STATE, OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

Date of Conversion:   ____________
Number of shares of the Series D Preferred Stock to be converted:
_____________________________
Stock certificate
no(s):_______________________________________________________________
_
Conversion Rate:
____________________________________________________________________
Number of shares of the Common Stock to be issued:_______________________________________

Name in which shares of the Common Stock are to be issued:_________________________________

______________________________
Signature

______________________________
Printed Name and Address